NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 02, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 21, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between OneConnect Financial Technology Co., Ltd. and Bo Yu, a wholly-owned subsidiary of An Ke Technology Company Limited, which is in turn a wholly-owned by Shenzhen Ping An Financial Technology Consulting Co., Ltd., a wholly-owned subsidiary of Ping An Group became effective on November 20, 2025. Each American Depositary Shares, each representing thirty (30) ordinary shares of OneConnect Financial Technology Co., Ltd. was converted into $7.983 in cash, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 21, 2025.